Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered as of December 19, 2017 (the “Effective Date”), by and between LIC CHARLOTTE OFFICE BUILDING, INC., a Delaware corporation (“Seller”), and CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company (“Purchaser”).

For and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1. PURCHASE AND SALE. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, the Property (hereinafter defined) for the consideration and upon and subject to the terms, provisions and conditions hereinafter set forth. The “Property” means:

(a) The land situated in York County, South Carolina, more particularly described in Exhibit A to this Agreement (the “Land”), together with (i) the improvements situated on the Land commonly known as “Intellicenter Charlotte” and all other structures, fixtures, buildings and improvements situated on the Land (collectively, the “Improvements”), (ii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Land and the Improvements, (iii) all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, if any, of Seller, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed; in front of, above, over, under, through or adjoining the Land and in and to any strips or gores of real estate adjoining the Land, and (iv) all rights, titles, powers, privileges, interests, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing, including, without limitation, to the extent owned by Seller, all mineral, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements, air rights, water, water rights, riparian rights, and water stock relating to the Land (collectively, the “Real Property”);

(b) All equipment, fixtures, appliances, inventory, and other personal property of whatever kind or character owned by Seller and attached to or installed or located on or in the Land or the Improvements (the “Personal Property”);

(c) All of Seller’s right, title and interest in and to all agreements, leases and other agreements that relate to or affect the Land, the Improvements, the Personal Property or the operation thereof, including, without limitation, tenant leases (including the Lease (as hereinafter defined)) and all security deposits actually paid to or received by Seller in connection therewith (and not as of the Closing Date returned to or forfeited by tenant under the Lease), service and maintenance contracts, warranties, guaranties and bonds, in each case (other than the Lease) limited to the extent that the foregoing are assignable by Seller without any necessary third party consent, or to the extent that all necessary third party consents to the assignments have been obtained (provided that Seller shall not be obligated to obtain any third party consents); and

(d) All of Seller’s right, title and interest, if any, in and to intangible personal property related to the Real Property limited to the extent that the following are assignable by Seller without any necessary third party consent, or to the extent that all necessary third party consents to the assignments have been obtained (provided that Seller shall not be obligated to obtain any third party consents), including: (1) all trade names, trademarks and other identifying material associated with the Real Property and all marketing or promotional materials specific to the Real Property; (2) the plans and specifications and all other architectural and engineering drawings for the Improvements, if any; (3) warranties, guaranties and indemnities from, and claims against, architects, contractors, suppliers and others (including, without limitation, roof warranties and other construction warranties); (4) surveys, engineering reports and other technical information relating to the Real Property; (5) governmental permits, approvals, licenses, or similar documents, if any (to the extent assignable); and (6) other property owned or held by Seller relating to the design, construction, ownership, use, leasing, maintenance, service, or operation of the Real Property or any of the items listed in this Section 1(d) (the “Intangible Property”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller shall retain and reserve any and all indemnification rights that may currently exist for the benefit of Seller under the Intangible Property or other documents or agreements to the extent that the same pertain to any claims, liabilities or actions arising in connection with acts, omissions or conditions that occurred or existed prior to Closing; provided, however, that such retention and reservation shall be limited to the extent necessary to also provide Purchaser with the benefit of such indemnification rights if any claim is made against Purchaser arising out of or relating to those same acts, omissions or conditions.

Notwithstanding the foregoing, the term “Property” and the conveyances contemplated by this Agreement expressly exclude the following those items of personal property set forth on Schedule 1 attached hereto and made a part hereof for all purposes (collectively, the “Excluded Property”). On or before the Closing Date, Seller may (as applicable) terminate the Excluded Property with respect to the Land and Improvements, or remove all or any portion of the Excluded Property from the Land and Improvements.

2. SALES PRICE. The total sales price for the Property is FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) (the “Sales Price”), payable in cash at Closing. Payment in cash means payment by wire transfer of immediately available federal funds (“Immediately Available Funds”).

3. EARNEST MONEY; NON-REFUNDABLE PORTION OF THE EARNEST MONEY.

(a) Earnest Money. Within two (2) Business Days of the Effective Date, Purchaser will deliver to First Nationwide Title, 220 East 42nd Street, New York, NY 10017, Attention: Chris Donnelly (the “Title Company”), as escrow agent, FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) (by Immediately Available Funds) as earnest money (the “Earnest Money”), which the Title Company will deposit and hold in an interest bearing account. Unless this Agreement has been terminated during the Inspection Period pursuant to the express terms of Section 5(a) of this Agreement (in which event the Earnest Money shall immediately be returned to Purchaser pursuant to Section 5(a) of this Agreement), then within two (2) Business Days after the expiration of the Inspection Period, Purchaser will deliver to Title Company as escrow agent, additional funds in the amount of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00) (by Immediately Available Funds) (the “Additional Earnest Money”). From and after the date that the Additional Earnest Money is deposited with Title Company pursuant to the immediately preceding sentence, the term Earnest Money, shall mean collectively, the original Earnest Money and the Additional Earnest Money (together with and including all interest earned thereon). If Purchaser does not timely deliver the Earnest Money as provided in this Section 3, this Agreement shall be null, void ab initio and of no force and effect. If Purchaser does not timely deliver the Additional Earnest Money as provided in this Section 3 and has not timely terminated this Agreement in accordance with Section 5(a) below, then Seller shall have the right to terminate this Agreement at any time thereafter prior to the date that the Additional Earnest Money is deposited with the Title Company as required by this Section 3, and upon such termination (i) any portion of the Earnest Money deposited with the Title Company shall be released and paid to Seller, and (ii) neither party shall have any right or obligation hereunder, except such obligations and liabilities that expressly survive the termination of this Agreement. The Earnest Money shall include the amount required to be initially deposited with the Title Company, the Additional Earnest Money deposited with the Title Company, and any interest earned on any and all of such funds. If the transaction contemplated by this Agreement is closed, then the Earnest Money will be applied in payment of the Sales Price to be paid at Closing. If the transaction contemplated by this Agreement is not closed, then the Title Company will disburse the Earnest Money in accordance with the provisions of this Agreement. The Title Company shall have no duties or responsibilities as escrow agent except those set forth in this Agreement, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that the Title Company is serving solely as an accommodation to the parties hereto, and except for breach of the terms of this Agreement or the gross negligence or willful misconduct of the Title Company, the Title Company shall have no liability of any kind whatsoever arising out of or in connection with its activity as escrow agent under this Agreement. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless the Company from all suits, actions, loss, costs, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by reason of its acting as the escrow agent under this Agreement. Notwithstanding any other provision contained herein, the Title Company may, following receipt of written notice of (i) pending litigation between Purchaser and Seller or the related to the Property, or (ii) a dispute between Purchaser and Seller as to the disbursement of the Earnest Money, without prior notice to any party, the costs thereof (including reasonable attorney’s fees) to be borne joint and severally by the Buyer and seller, deposit the Earnest Money, together with the interest earned thereon, if any, with the Clerk of the Court in which the Property is located. Notwithstanding any other provision contained herein, failure to submit to the Title Company an executed, completed Form W-9 (from the party benefitting from the interest to be accrued), shall stay the Title Company’s obligation to deposit the escrow in either a segregated or an interest bearing account until such time that said form has been provided to the Title Company and accepted by the Title Company’s bank.

(b) Non-Refundable Portion of the Earnest Money.

(i) Option Fee. The sum of ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Option Fee”) is a non-refundable portion of the Earnest Money as consideration for Purchaser’s exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller’s execution, delivery, and performance of this Agreement. Any reference in this Agreement to the Earnest Money being returned to Purchaser means the Title Company shall return the Earnest Money (less the non-refundable Option Fee) to Purchaser and the Title Company shall deliver the Option Fee to Seller.

(ii) New Survey Fees. Purchaser and Seller hereby acknowledge and agree that the sum equal to the amount due in connection with the New Survey (as hereinafter defined) (the “New Survey Fees”) is a non-refundable portion of the Earnest Money as consideration for Seller’s entering into the proposal for surveying services in connection with the New Survey prior to the Effective Date.

(iii) Any reference in this Agreement to the Earnest Money being returned to Purchaser means the Title Company shall return the Earnest Money (less the non-refundable Option Fee and New Survey Fees) to Purchaser and the Title Company shall deliver the Option Fee and New Survey Fees to Seller.

4. CLOSING.

(a) Time and Place. The closing of this transaction (the “Closing”) will take place at the Title Company on the date that is fifteen (15) days after expiration of the Inspection Period (as defined below) (the “Closing Date”), unless otherwise postponed pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Purchaser shall have one (1) option to extend the Closing Date by up to ten (10) Business Days provided that: (i) Purchaser delivers written notice of such extension to Seller no later than one (1) Business Day prior to the then-scheduled Closing Date; (ii) the subject written notice exercising such extension must designate the outside date (i.e., 10 Business Days from the then-scheduled Closing Date) to which the Closing Date has been extended.

(b) Seller’s Closing Deliveries. At the Closing, Seller will deliver or cause to be delivered to Purchaser (or make available at the Land and Improvements if so indicated below), at Seller’s sole expense, except as otherwise provided in this Section 4(b), the following:

(i) Deed. A Limited Warranty Deed (the “Deed”), in the form attached hereto as Exhibit B, duly executed and acknowledged by Seller, free and clear of any and all liens, encumbrances, easements and assessments, except for Permitted Exceptions (hereinafter defined) and any others approved by Purchaser in writing.

(ii) Bill of Sale. Seller’s counterpart to a Bill of Sale, Assignment, and Assumption Agreement (the “Bill of Sale”), in the form attached hereto as Exhibit C, duly executed by Seller.

(iii) Assignment and Assumption of Contracts and Leases. Seller’s counterpart to an Assignment and Assumption of Contracts and Leases (the “Assignment and Assumption of Contracts and Leases”), in the form attached hereto as Exhibit D, duly executed by Seller.

(iv) Possession. Possession of the Property, subject only to the Lease and the Permitted Exceptions.

(v) Non-foreign Affidavit. A non-foreign affidavit, in the form attached hereto as Exhibit E, duly executed and acknowledged by Seller.

(vi) Tenant Estoppel Certificates. Originals of the Tenant Estoppel Certificate (as hereinafter defined), limited to the extent an original, hard copy of the Tenant Estoppel Certificate is actually obtained by Seller.

(vii) Authority. Evidence reasonably acceptable to the Title Company of Seller’s capacity and authority for the closing of this transaction.

(viii) Vendor Notices. A notice to each of the vendors under the Assumed Contracts (as hereinafter defined) (collectively, the “Vendor Notices”) in the form attached hereto as Exhibit F or such other form as may be prescribed by the applicable Assumed Contract, advising them of the sale of the Property to Purchaser and the assignment to and assumption by Purchaser of Seller’s obligations in accordance with the Assignment and Assumption Agreement and directing them to deliver to Purchaser or its designee all future statements or invoices under the Assumed Contracts for obligations that were assumed by Purchaser, which Vendor Notices Purchaser shall, at Purchaser’s sole cost and expense, mail by certified mail return receipt requested to each of the vendors under the Assumed Contracts.

(ix) Terminated Contracts. Evidence of the termination of each Identified Contract which Purchaser notifies Seller it does not desire to assume pursuant to the Termination List Notice delivered to Seller in accordance with Section 7(d) hereof.

(x) Tenant Notice. Seller’s counterpart to a Tenant Notice Letter (the “Tenant Notice”), in the form attached hereto as Exhibit G, duly executed by Seller.

(xi) Copies of Correspondence Regarding Right of First Refusal. Copies of any correspondence sent by Seller to the tenant under the lease set forth on Schedule 1(c), in connection with such tenant’s rights set forth in Section 10 of the 4th Amendment to such lease.

(xii) Compliance with South Carolina Non-Resident Seller Withholding Requirement. Affidavit in the form required by law that Seller is not a “nonresident” within the meaning of S.C. Code § 12-8-580. In the event Seller fails to deliver such affidavit, Purchaser shall deduct and withhold from Seller’s proceeds the amount required by said Code Section and remit said amount with the required form to the South Carolina Department of Revenue.

(xiii) Tax Compliance Certificate. A current tax compliance certificate from the South Carolina Department of Revenue, or in the alternative, a Transferor’s Affidavit in the form required by the South Carolina Department of Revenue, certifying either that (1) the assets being sold are not business assets, or (2) less than a majority of the business assets, based on fair market value, are being transferred in this and other related or planned transfers.

(xiv) Property Documents. All (i) original licenses and permits pertaining to the Property and which may be required for the use or occupancy thereof, (ii) required permanent certificates of occupancy for the Improvements relating to such Property, and (iii) records and other documents pertaining to the ownership, operation and maintenance of the Property (the “Property Documents”), to the extent any such Property Document is in the possession of Seller and assignable without any necessary third party consent, or to the extent that all necessary third party consents to the assignments have been obtained (provided that Seller shall not be obligated to obtain any third party consents).

(xv) Warranties. To the extent in the possession of Seller, all assignable (without any necessary third party consent, or to the extent that all necessary third party consents to the assignments have been obtained [provided that Seller shall not be obligated to obtain any third party consents]) guaranties and warranties which Seller has received in connection with any work or services performed, or to be performed with respect to, or equipment installed in the Property, and Seller shall reasonably cooperate with Purchaser at Purchaser’s sole cost and expense (including, without limitation, Seller’s reasonable attorneys’ fees and expenses) in enforcing any such guaranties and warranties not assignable, which obligation shall survive the Closing.

(xvi) Terminated Contracts. Evidence of the termination of each Contract which Purchaser notifies Seller it does not desire to assume.

(xvii) Keys. All keys to the Improvements in actual possession of Seller (by making the same available at the Improvements).

(xviii) Title Affidavit. A title affidavit substantially in the form attached hereto as Exhibit H, duly executed by Seller.

(xix) Other Documents. Any other documents that may be reasonably required to close this transaction, duly executed.

(c) Purchaser’s Closing Deliveries. Purchaser will be prepared to authorize Closing no later than 1:00 p.m. Central Time on the Closing Date and will perform and deliver, before 1:00 p.m. Central Time on the Closing Date, at Purchaser’s sole expense, the following:

(i) Sales Price. The Sales Price in Immediately Available Funds (reduced by the amount, if any, of the (i) Earnest Money, (ii) any prorations in Purchaser’s favor, and (iii) any Outstanding Allowances).

(ii) Bill of Sale. Purchaser’s counterpart to the Bill of Sale, duly executed by Purchaser.

(iii) Assignment and Assumption of Contracts and Leases. Purchaser’s counterpart to the Assignment and Assumption of Contracts and Leases, duly executed by Purchaser.

(iv) Tenant Notice. Purchaser’s counterpart to the Tenant Notice, duly executed by Purchaser.

(v) Owner Policy. An Owner’s Policy of Title Insurance (the “Owner Policy”), delivered in due course by the Title Company after Closing, to be issued by the Title Company on the standard form in use in the State of South Carolina, in the full amount of the Sales Price, dated as of the Closing Date, insuring Purchaser’s fee simple title to the Land and Improvements to be good and indefeasible subject only to Permitted Exceptions, standard promulgated exceptions, and other title exceptions approved by Purchaser in writing.

(vi) Authority. Evidence reasonably acceptable to the Title Company of Purchaser’s capacity and authority for the closing of this transaction.

(vii) Other Documents. Any other documents that may be reasonably required to close this transaction, duly executed.

(d) Expenses of Closing.

(i) Seller will pay: one half (1/2) of any escrow fee; fees to Seller’s attorneys for preparation of the conveyance documentation; Seller’s attorneys’ fees; taxes payable in connection with the transaction contemplated by this Agreement, including real property, transfer, and/or intangible taxes; and other expenses stipulated to be paid by Seller under other provisions of this Agreement.

(ii) Purchaser will pay: the base premium for the Owner Policy and any and all endorsements or modifications to the Owner Policy; any and all New Survey Fees; one half (1/2) of any escrow fee; Purchaser’s attorneys’ fees; recording fees; Purchaser’s appropriate share of the prorations set forth in Section 4(e) below; and other expenses stipulated to be paid by Purchaser under other provisions of this Agreement.

(e) Prorations.

(i) Taxes. Assessments, current taxes, and maintenance fees will be prorated as of the Closing Date. If ad valorem taxes for the year of Closing are not available on the Closing Date, then proration of taxes will be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of the proration to be made between Seller and Purchaser, if necessary, when actual tax figures are available. In making the prorations required by this Section 4(e), the economic burdens and benefits of ownership of the Property for the Closing Date will be allocated to Purchaser.

(ii) Rentals and Other Tenant Charges.

(A) Proration Date. All rentals and other tenant charges and reimbursements will be prorated between Seller and Purchaser as of 11:59 p.m. of the date before the Closing Date (the “Proration Date”).

(B) Deposits. At the Closing, Seller will pay to Purchaser in cash the amount of the cash security deposits (if any) actually paid to or received by Seller under the Lease (and not returned to, forfeited by, or properly applied by Seller to the obligations of the tenant under the Lease as of the Closing Date) and any prepaid rentals actually paid to or received by Seller for periods after the Closing. Purchaser assumes all liability for all cash security deposits that are transferred from Seller to Purchaser, regardless of whether notice is given to the tenant at Closing pursuant to Section 4(c)(iv).

(C) Before the Proration Date. All rentals and other tenant charges and reimbursements relating to the month in which the Closing Date occurs (the “Current Month”) and Additional Rents (as defined below) for the Current Month that have been received by Seller as of the Proration Date will be prorated on a per diem basis based upon the number of days in the Current Month on or before the Proration Date (which will be allocated to Seller) and the number of days in the Current Month after the Proration Date (which will be allocated to Purchaser).

(D) After the Proration Date. All rentals and other tenant charges and Additional Rents (except as set forth below regarding operating pass-throughs and taxes) received by Purchaser or Seller from a tenant after the Proration Date will not be prorated on the Closing Date and will be applied as follows: (i) first, to the payment of the actual reasonable third party costs of collecting the amount; (ii) second, on account of Purchaser for any amounts then currently due Purchaser from that tenant for any periods after the Proration Date; (iii) third, on account of Seller for any amounts then currently due Seller from that tenant for any periods on or before the Proration Date; and (iv) thereafter, on account of Purchaser for any amounts to become due from that tenant (the foregoing order of priority of clauses (i) through (iv) is hereinafter called the

“Rent Waterfall”). After application as set forth above, Purchaser will remit to Seller within ten (10) Business Days after the end of the calendar month of Purchaser’s receipt of that portion of rentals and other tenant charges and Additional Rents received after the Proration Date that are attributable to periods on or before the Proration Date and are to be applied under clause (iii) of the Rent Waterfall. Any checks received by Seller from tenants after the Closing will be endorsed by Seller (without recourse) and delivered to Purchaser within ten (10) Business Days after Seller’s receipt of the check, and Purchaser will thereafter remit to Seller, within ten (10) Business Days after Purchaser’s receipt of the check, any and all amounts paid in such check that relate to the Current Month due to Seller pursuant to the Rent Waterfall.

(E) Additional Rents. Tenants of the Property may be obligated to pay, as additional rent, certain escalations in base rent, parking charges, overtime HVAC charges, and pass-throughs of operating and similar expenses and taxes pursuant to the terms of the Lease (collectively, “Additional Rents”). Any operating cost pass-throughs or other similar sums paid by tenant to landlord as provided for in the Lease (including, without limitation, real estate tax reimbursements paid by tenants under the Lease) will be apportioned as follows: (a) all amounts paid to Seller before the Proration Date applicable to the period before the Closing Date will be retained by Seller; (b) any amounts payable by tenants but not yet collected through the Proration Date, which reimburse landlord for charges accruing on or before the Proration Date, will be paid by Purchaser to Seller within fifteen (15) Business Days after Purchaser receives payment of the same from such tenant; and (c) all amounts payable by tenants to reimburse landlord for charges accruing for the period after the Proration Date will be retained by Purchaser.

(F) Re-proration. As to any Additional Rents (including all “Operating Expenses” (as such term is defined in the Lease)) that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Lease after the Closing Date, Seller and Purchaser will prorate those Additional Rents at the time that those estimates are actually adjusted or reconciled pursuant to the terms of the Lease. Purchaser will deliver bills to each tenant for these adjusted Additional Rents by no later than one hundred twenty (120) days after the end of the applicable calendar year (and concurrently therewith Purchaser shall provide Seller with a statement of credit or invoice of amounts owed by Seller for Additional Rent reconciliations for the subject calendar year), and Purchaser will use commercially reasonable efforts to pursue collection of those bills. Any amounts that may be due Seller as a result of the re-prorations will be paid by Purchaser to Seller within ten (10) Business Days after the date actually collected from Tenants, and any amounts that may be due the tenants from Seller as a result of the re-prorations will be paid by Seller to Purchaser within ten (10) Business Days after Purchaser delivers a written request therefor to Seller (together with reasonable evidence of the amount due the tenants).

(G) Collection. After Closing, Purchaser will (i) bill tenants for all rentals and other tenant charges and Additional Rents, (ii) include all delinquent amounts in its normal billings, (iii) pursue the collection of all amounts using commercially reasonable and customary measures, and (iv) reasonably cooperate with Seller in collecting any amounts due Seller (but will not be required to litigate or declare a default in the Lease). Delinquent payments, if and when collected by Purchaser, will be paid to Seller to the extent of Seller’s interest therein. Seller shall have no right to commence an action against any Tenant subsequent to the Closing Date of any kind or nature and agrees that its sole right in respect of rents that pertain to the period prior to the Closing Date shall be the right to receive payments made by Purchaser pursuant to this Section 4(e); provided, however, Purchaser agrees to us commercially reasonable efforts to collect any such delinquent payments on behalf Seller.

(iii) Commissions & Allowances. Seller shall be responsible for the portion of any tenant allowance under a Lease for which the applicable tenant timely submits a request for reimbursement (as required pursuant to the terms of the Lease) on or before the Proration Date. Purchaser shall be responsible for, and at Closing shall receive a credit equal to, (i) the remaining portion of the Reimbursement Allowance (as defined in the Lease) after the Proration Date, and (ii) the remaining portion of the HVAC Allowance (as defined in the Lease) (the Reimbursement Allowance and the HVAC Allowance collectively, the “Outstanding Allowances”) after the Proration Date. Notwithstanding the foregoing, on or before February 1, 2019, Purchaser shall refund to Seller (or its designated affiliate or parent entity) the balance of the Outstanding Allowances not paid to tenant (provided the tenant under the Lease is not entitled to any such amount due to the expiration of its time to submit a claim therefor), if any, less any amount up to $394,180.50 that has been, or can be, applied against the installment of Base Rent due under the Lease for the period on and after January 1, 2019, as expressly set forth in Section 1(e)(ii) of Exhibit A to the Fourth Amendment to Lease. Purchaser agrees that it shall provide Seller with regular updates regarding Reimbursement Requests (as defined in the Lease) received from Tenant and the then-current accounting of the balance of the Outstanding Allowances.

(iv) Records; Survival. Upon not less than two (2) Business Days’ prior written notice, Seller shall have reasonable access to, and the right to inspect and audit, Purchaser’s books to confirm all prorations and post-closing collections from tenants for a period ending thirty (30) days after Purchaser provides Seller with the re-proration statement of credit or invoice (as applicable) for 2017 Additional Rents reconciliations pursuant to Section 4(e)(ii)(F) above. If any of the items described in this Section 4(e) cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the date that is two hundred seventy (270) days following the Closing Date. The provisions of this Section 4(e) shall survive the Closing.

(v) Monetary Liens. With respect to any monetary lien of an ascertainable amount created by, through, or under Seller and all mortgages and deeds of trust or other liens securing debt on the Property (a “Monetary Lien,” and collectively “Monetary Liens”) that exist as of the date of the scheduled Closing, Seller shall (a) before Closing (or at the Closing from proceeds of the Closing), cause to be satisfied and released all such Monetary Liens, or (b) at Closing, provide a payoff letter from the holder of any such Monetary Lien to the Title Company (with confirmation provided to the Title Company that a recordable release instrument for the subject lien will be provided to the

Title Company promptly after receipt of the subject payoff amount) that will enable the Title Company to issue to the Owner Policy. Notwithstanding the foregoing or anything contained herein to the contrary, if Seller has not received at least fifteen (15) days’ advance written notice from Purchaser or Title Company of such Monetary Lien (other than with respect to any mortgage or deed of trust encumbering the Property created by, through, or under Seller), then Seller shall have the option to extend the date of the Closing by up to five (5) days in order to satisfy its obligations with respect to the subject Monetary Lien.

(vi) The provisions of this Section 4(e) shall survive the Closing.

(f) Additional Closing Conditions. In addition to the condition set forth in Section 8 of this Agreement, Purchaser’s obligation to pay the Sales Price, and to accept title to the Property, shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing:

(i) Seller shall not have filed a petition in bankruptcy or other petition under federal or state law seeking relief from creditors, nor shall any such petition have been filed against Seller, nor shall Seller have filed an assignment for the benefit of creditors, the reasonably likely outcome of which would reasonably be expected to materially and adversely affect Seller’s ability to perform it obligations under this Agreement; and

(ii) the representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, except for changes made in compliance with this Agreement.

If the conditions set forth in this Section 4(f) are not satisfied on the Closing Date, then Purchaser may, as its sole and exclusive options, either (a) waive any such condition and close this transaction in accordance with the terms and provisions of this Agreement, or (b) terminate this Agreement by notice in writing to Seller and receive back the Earnest Money plus Purchaser’s Pursuit Costs, whereupon neither party shall have any further rights or obligations under this Agreement, other than as set forth in this Agreement regarding rights or obligations that survive termination.

5. FEASIBILITY STUDY AND INSPECTION.

(a) Purchaser may conduct engineering, market, and economic feasibility studies of the Property, a physical inspection of the Property, including studies or inspections to determine the existence of any environmental hazards or conditions (collectively, the “Inspection”) during the period (the “Inspection Period”) commencing on the Effective Date and ending at 5:00 p.m., Dallas, Texas time thirty (30) days thereafter. After Purchaser has provided not less than three (3) Business Days’ notice (which period shall be inclusive of the notice required to be provided to the tenant under the Lease) to Seller (which for the purposes of this Section 5(a) only may be by email to Greg Jones at gjones@ppc-usa.com, with a copy to Sally Rush at sally@ppc-usa.com), Purchaser or its designated agents may enter upon the Property for purposes of analysis or other tests and inspections deemed necessary by Purchaser for the Inspection; provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for the testing, and (ii) obtaining the prior written consent of Seller which may be withheld in Seller’s sole and absolute discretion. Seller may have a representative present at any inspection or testing made by Purchaser on the Property. Purchaser shall not alter the physical condition of the Property without notifying Seller of its requested tests, and obtaining the prior written consent of Seller to any physical alteration of the Property. Purchaser will exercise diligent and good faith efforts to conduct or cause to be conducted all inspections and tests in a manner and at times that will not unreasonably interfere with any tenant’s use and occupancy of the Property. If Purchaser determines, in its sole judgment and for any reason or no reason, that it has decided to terminate this Agreement, then Purchaser may terminate this Agreement by written notice to Seller and the Title Company at any time prior to the expiration of the Inspection Period, in which case the Earnest Money will be returned to Purchaser, and neither party shall have any further right or obligation hereunder other than as set forth herein with respect to rights or obligations that survive termination. If this Agreement is not terminated in the manner and within the time provided in this Section 5(a), the condition provided in this Section 5(a) and any objections regarding the Inspection shall be deemed to have been waived by Purchaser for all purposes. The Inspection shall be at Purchaser’s sole cost and expense.

(b) Purchaser shall promptly restore the Property to its original condition existing at the time of Purchaser’s tests or inspections if damaged or changed due to the tests and inspections performed by Purchaser, free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests. Upon Seller’s request, Purchaser shall provide Seller, at no cost to Seller (other than any out-of-pocket cost incurred by Purchaser in connection with the provision of such copies), with a copy of the results of any tests and inspections made by Purchaser, excluding any market and economic feasibility studies and Purchaser’s internal analysis and proprietary information (collectively, “Purchaser Reports”). Any Purchaser Reports (or drafts thereof) delivered to Seller will be delivered for informational purposes only and Purchaser makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Purchaser Reports (or drafts thereof). Seller agrees not to enforce any claim or cause of action against Purchaser or the preparers of the Purchaser Reports (unless Seller obtains its own separate agreement with the preparer of the applicable Purchaser Reports) for any inaccuracies in the Purchaser Reports. Prior to Closing, Purchaser shall keep the Purchaser’s Reports confidential, and may not disclose the results to any third parties except (i) as may be required by law or court order after advance written notice to Seller and the opportunity to intervene prior to disclosure, and/or (ii) to Purchaser’s consultants, attorneys, advisors and potential lenders to the extent (y) such disclosure is reasonably necessary to such party(ies), and (z) such parties are made aware of the existence of, and directed by Purchaser to comply with, the confidentiality terms applicable to Purchaser herein. Except as expressly set forth in Section 20(q), Purchaser shall not be bound by any confidentiality requirements contained in this Agreement after the Closing. PURCHASER HEREBY INDEMNIFIES AND HOLDS SELLER HARMLESS FROM ALL CLAIMS, LIABILITIES, DAMAGES (EXCLUDING SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES), LOSSES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES), ACTIONS, AND CAUSES OF ACTION ARISING OUT OF OR IN ANY WAY RELATING TO THE INSPECTION PERFORMED BY PURCHASER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS, AND/OR EMPLOYEES, INCLUDING THOSE CONTRIBUTED TO IN ANY WAY BY THE NEGLIGENCE OF SELLER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS, AND/OR EMPLOYEES, BUT EXCLUDING (I) THOSE CAUSED SOLELY BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF SELLER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS, AND/OR EMPLOYEES, OR (II) PRE-EXISTING CONDITIONS MERELY DISCOVERED BY PURCHASER OR ITS AGENTS. Purchaser further waives and releases any claims, demands, damages, actions, causes of action or other remedies of any kind whatsoever against Seller for property damages or bodily and/or personal injuries to Purchaser, its agents, independent contractors, servants and/or employees arising out of the Inspection or use in any manner of the Property. Purchaser shall procure, or cause its third party inspectors and agents to procure, and continue in force from and after the date Purchaser first enters the Property, and continuing throughout the term of this Agreement, commercial general liability insurance, including direct contractual and contingent liability, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. Seller, LIC US Real Estate Fund No. 1, and LIC U.S., LLC shall be included as an additional insured(s) under Purchaser’s commercial general liability coverage. In addition, this insurance must include: (i) personal injury liability with employee and contractual exclusions removed; and (ii) a waiver of subrogation in favor of Seller without exception for the negligence of any additional insured. Purchaser will not be permitted to come onto the Property unless and until Purchaser has provided to Seller copies of the insurance policy or policies evidencing this coverage, the additional insured status of Seller, and the waiver of subrogation. The provisions of this Section 5(b) shall survive the Closing or any termination of this Agreement and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

6. TITLE APPROVAL.

(a) Promptly after the Effective Date, Purchaser shall order a Commitment for Title Insurance with copies of all recorded instruments affecting the Property and recited as exceptions in the Commitment for Title Insurance (collectively, the “Commitment”). Seller has delivered, or caused to be delivered, to Purchaser (i) a copy of the title policy with respect to the Property and legible copies of any underlying documents, in Seller’s possession, listed as exceptions in each such title policy, and (ii) a copy of the most recent survey of the Property in Seller’s possession (the “Survey”), if any. Without representation or warranty as to the same, Seller has entered into a Proposal for Surveying Services with ESP Associates, P.A. (the “Surveyor”) substantially similar to the Proposal for Surveying Services from the Surveyor attached hereto as Exhibit J (the “New Survey Proposal”) in connection with the preparation of a new survey (the “New Survey”) of the Property. Purchaser will reasonably cooperate with Seller and the Surveyor with respect to the New Survey. Any changes to the New Survey required by Purchaser, Purchaser’s lender, or the Title Company that cause the fees of the New Survey to exceed the fees set forth in the New Survey Proposal shall be added to the New Survey Fees. If Purchaser has an objection to items disclosed in the Commitment or Survey, then Purchaser may give Seller written notice of its objections no later than ten (10) days prior to the expiration of the Inspection Period (the “Title Objection Notice”). If Purchaser timely provides the Title Objection Notice, then Seller may, by notice given to Purchaser within five (5) days after receipt of the Title Objection Notice, cure those objections for a period of fifteen (15) days from the date Seller receives the Title Objection Notice. If Seller notifies Purchaser that it intends to cure such objections, Seller shall do so no later than two (2) Business Days prior to the Closing Date except with respect to Monetary Liens that will be satisfied and released on the Closing Date (“Seller’s Cure Period”). Seller shall utilize reasonable diligence to cure any errors in the Commitment, provided Seller has no obligation to expend any money, to incur any contractual or other obligations, or to institute any litigation in pursuing its efforts other than to remove (which may include causing the Title Company to insure-over the subject item in the Title Policy, whether by endorsement, express coverage or omission of exception), at its sole cost and expense on or before the Closing Date, Monetary Liens. If any objection is not satisfied during Seller’s Cure Period (or, if earlier, the date that the Inspection Period expires), then Purchaser shall elect on or before the later of the expiration of the Inspection Period, and the date that is two (2) Business Days after the expiration of Seller’s Cure Period, as its sole and exclusive remedy, to either: (i) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser, and neither party will have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive the unsatisfied objection (which shall thereupon become a Permitted Exception unless it is a Monetary Lien) and proceed to Closing. Any exception to title not objected to by Purchaser in the manner and within the time period specified in this Section 6(a) shall be deemed accepted by Purchaser unless it is a Monetary Lien. The phrase “Permitted Exceptions” means those exceptions to title set forth in the Commitment or Survey and that have been accepted or deemed accepted by Purchaser. If the New Survey shows exceptions not previously shown on the Survey (“New Exceptions”), Purchaser may object to any New Exceptions in accordance with the mechanism contained in this Section 6(a); provided that: (i) such written objection for any New Exception must be provided to Seller by the later of the expiration of the Inspection Period and the date that is three (3) days after the New Survey is obtained by Purchaser (the “New Exception Objection Period”); and (ii) the termination right provided to Purchaser in this Section 6 as it relates to New Exceptions for which Purchaser objects after the expiration of the Inspection Period shall be limited to any New Exception(s) that would be reasonably expected to materially and adversely impair the ownership, use, or operation of the Property. If Purchaser fails to timely object to a New Exception, the New Exception shall constitute a Permitted Exception.

(b) After the Effective Date, Seller will not intentionally or deliberately place on the Property any encumbrance (references to “encumbrance” include any lien, encumbrance, or other exception to title) other than the Permitted Exceptions (any encumbrance placed on title to the Property by Seller after the Effective Date that is not otherwise permitted by this Agreement, being an “Unpermitted Encumbrance”). If, after the expiration of the Inspection Period, but before the Closing Date, title to the Property becomes subject to any encumbrance other than a Permitted Exception, Monetary Lien, or an Unpermitted Encumbrance, then Seller may but shall have no obligation to cure such encumbrance. If Seller is unable or unwilling to cure such encumbrance (which may include causing such encumbrance to be removed from title or being insured over by the Title Company), then Purchaser, as its sole and exclusive remedy, may either: (i) terminate this Agreement by written notice to Seller whereupon the Earnest Money shall be returned to Purchaser and Seller shall reimburse Purchaser for its Pursuit Costs (hereinafter defined), and neither party will have any right or obligation under this Agreement other than as set forth in this Agreement regarding rights or obligations that survive termination; or (ii) proceed to Closing without receiving a credit against or reduction of the Sales Price whereupon Purchaser shall be deemed to have accepted the encumbrance as an exception to title (which shall thereupon become a Permitted Exception, unless it is a Monetary Lien).

7.     SUBMISSION MATTERS.

(a) Seller will use reasonable diligence to cause to be delivered to Purchaser (or made available to Purchaser at the Property or on a datasite [the “Datasite”]), within three (3) Business Days after the Effective Date, copies of the following (the “Submission Matters”), to the extent (and only to the extent) that these items are available and in Seller’s actual possession:

(i) the Lease;

(ii) all service, maintenance or other contracts relating to the ownership and operation of the Property;

(iii) all licenses and permits with respect to the ownership and operation of the Property, including, but not limited to, building permits and certificates of occupancy;

(iv) the most current real estate and personal property tax statements with respect to the Property;

(v) all warranties and guaranties relating to the Property, or any part thereof, or to the tangible Personal Property;

(vi) all plans and specifications for the Property;

(vii) a rent roll as of a recent date; and

(viii) operating reports for the most recent twelve (12) months prepared by the management company managing the Property.

(b) Seller will cause to be made available to Purchaser for inspection at the Property the following (the “Additional Submission Matters”), to the extent (and only to the extent) that these items are available and in Seller’s actual possession:

(i) The most recent twelve (12) months of utility bills relating to the Property; and

(ii) Delinquency logs, tenant complaint logs, repair/maintenance logs and records.

(c) Any failure of Seller to timely deliver or make available any of the Submission Matters or the Additional Submission Matters will not extend the Inspection Period, and Purchaser’s sole and exclusive remedy for Seller’s failure, if any, shall be to terminate this Agreement before the expiration of the Inspection Period in accordance with the provisions of Section 5 hereof. Except as otherwise expressly set forth herein, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Submission Matters or the Additional Submission Matters, and Purchaser acknowledges that the Submission Matters and the Additional Submission Matters will be for informational purposes only and shall not give Purchaser any cause of action against Seller or the preparer, absent an agreement from the preparer that Purchaser is entitled to rely on a particular matter. In no event will the Submission Matters or the Additional Submission Matters include appraisals, valuation memos, or correspondence related to the sale of the Property.

(d) Upon the written request of Purchaser delivered prior to expiration of the Inspection Period (the “Termination List Notice”), Seller shall, on or before the Closing Date, deliver notices of termination to vendors under service, maintenance, construction, supply and improvement contracts, and equipment leases listed on Schedule 7(d), attached hereto and made a part hereof for all purposes, with respect to the Property, as such contracts and agreements are specified by Purchaser in the Termination List Notice (collectively, the “Identified Contracts”), terminating such Identified Contracts effective upon the Closing Date. Purchaser understands and agrees that, at Closing, Purchaser shall assume, from and after the Closing Date, the obligations of Seller under service, maintenance, construction, supply and improvement contracts, and equipment leases with respect to the Property that were not timely identified in the Termination List Notice (each, an “Assumed Contract”).

8.     TENANT ESTOPPEL CERTIFICATES. It is a condition precedent to Purchaser’s obligations to proceed to Closing that Seller shall have delivered to Purchaser, no later than three (3) days before the Closing Date (the “Estoppel Deadline”), a tenant estoppel certificate substantially in the form attached hereto as Exhibit I from tenant under the Lease (the “Tenant Estoppel Certificate”). The

Tenant Estoppel Certificate shall (a) be substantially in form and substance of that which was delivered by Seller to the tenant, or in the form permitted to be provided by the tenant, in each case pursuant to the terms of this Agreement, and (b) not contain any descriptions of terms and conditions that are inconsistent in any material respect with the actual terms and conditions of the Lease delivered to Purchaser; provided, however, that a Tenant Estoppel Certificate shall not fail to qualify as an acceptable Tenant Estoppel Certificate if the tenant (1) inserts “to tenant’s knowledge” or “in all material respects” or other similar knowledge or materiality qualification to any of the statements contained in its Tenant Estoppel Certificate; (2) delivers an estoppel letter that does not contain any more information than that which the tenant is required to give under its Lease; or (3) inserts “approximately” or other similar qualification to the amount of square feet leased by the tenant. In no event will Seller be in default under this Agreement or have any liability to Purchaser if Seller is unable to obtain the Tenant Estoppel Certificate. For purposes hereof, delivery of a Tenant Estoppel Certificate from a Tenant that shows defaults by the lessor or the lessee, other obligations of the lessor or the lessee that are materially inconsistent with the Rent Roll obtained separately by Purchaser or other adverse matters (in any case, an “Adverse Matter”) shall not be deemed a satisfactory delivery of a Tenant Estoppel Certificate with respect to such Tenant. If Seller is unable to obtain the Tenant Estoppel Certificate on or before the Estoppel Deadline, then (i) Seller and Purchaser shall each have a one-time right to extend the Estoppel Deadline and the Closing Date by up to ten (10) days in the aggregate; and (ii) if Seller is unable to obtain the Tenant Estoppel Certificate on or before Estoppel Deadline, as extended pursuant to (i) above, Purchaser, as its sole and exclusive remedy, may either: (A) terminate this Agreement by written notice to Seller whereupon the Earnest Money shall be returned to Purchaser, and the parties will have no further rights or obligations under this Agreement, except for those rights or obligations that expressly survive termination; or (B) waive the requirement of the Tenant Estoppel Certificate and proceed to Closing without receiving any credit against or reduction of the Sales Price.

9.    BROKER’S FEE. Purchaser and Seller represent and warrant to each other that no real estate commissions, finders’ fees, or brokers’ fees have been or will be incurred in connection with the sale of the Property by Seller to Purchaser other than a commission payable by Seller to Cushman & Wakefield U.S., Inc. (the “Broker”) pursuant to a separate agreement between Seller and Broker. This commission shall be deemed earned and shall be due and payable only if, as, and when the sale contemplated by this Agreement is consummated and the Deed is delivered to Purchaser. Each party represents to the other that, except as set forth above, it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase under this Agreement and that it has not dealt with any broker or finder purporting to act on behalf of any other party. Purchaser and Seller each hereby agree to indemnify, defend, and hold the other harmless from any claim, liability, obligation, cost, or expense (including attorneys’ fees and expenses) for fees or commissions relating to Purchaser’s acquisition of the Property asserted against either party by any broker or other person (other than the Broker) claiming by, through, or under the indemnifying party or whose claim is based on the indemnifying party’s acts. The terms and provisions hereof supersede in their entirety any prior agreements or understandings of any kind or character between Seller and Broker with respect to the timing of payment of a commission, finder’s fee, or other sum in connection with the sale of the Property. The provisions of this Section 9 shall survive the Closing or any termination of this Agreement.

10.    LIMITATION OF SELLER’S REPRESENTATIONS AND WARRANTIES.

(a) Purchaser acknowledges that except for any express warranties and representations contained in this Agreement or any instrument, document, or agreement to be delivered to Purchaser at Closing (the “Closing Documents”), Purchaser is not relying on any written, oral, implied, or other representations, statements, or warranties by Seller or any agent of Seller or any real estate broker or salesman. All previous written, oral, implied, or other statements, representations, warranties, or agreements, if any, are merged herein and in the

Closing Documents. Except as expressly set forth herein or in the Closing Documents, Seller will not have any liability to Purchaser, and Purchaser shall release Seller from any liability (including, without limitation, contractual and/or statutory actions for contribution or indemnity), for, concerning, or regarding: (i) the nature and condition of the Property, including, without limitation, the suitability thereof for any activity or use; (ii) any improvements or substances located thereon; or (iii) the compliance of the Property with any laws, rules, ordinances, or regulations of any government or other body. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 13 OF THIS AGREEMENT OR ANY CLOSING DOCUMENT, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. PURCHASER AFFIRMS THAT AS OF THE EXPIRATION OF THE INSPECTION PERIOD, IT WILL HAVE HAD ADEQUATE TIME TO: (i) INVESTIGATE AND INSPECT THE PROPERTY AND BECOME FAMILIAR AND SATISFY ITSELF WITH THE PHYSICAL CONDITION OF THE PROPERTY; AND (ii) MAKE ITS OWN DETERMINATION AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE POSSIBLE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION AND THE PROPERTY’S SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. ON THE CLOSING DATE, EXCEPT AS OTHERWISE SET FORTH HEREIN, PURCHASER SHALL ACCEPT THE PROPERTY IN ITS PRESENT CONDITION (INCLUDING ENVIRONMENTAL CONDITIONS) ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS. PURCHASER FURTHER ACKNOWLEDGES THAT WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE AND THAT SELLER DOES NOT HAVE, AND WILL NOT UNDER ANY CIRCUMSTANCES HAVE, ANY OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION, OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. PURCHASER AND ITS SUCCESSORS AND ASSIGNS HAVE, AND SHALL BE DEEMED TO HAVE, ASSUMED ALL RISK AND LIABILITY WITH RESPECT TO THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN OR UNDER THE SURFACE OF THE PROPERTY, WHETHER KNOWN OR UNKNOWN, APPARENT, NON-APPARENT OR LATENT, AND WHETHER EXISTING BEFORE, AT, OR AFTER THE TRANSFER OF THE PROPERTY. PURCHASER AND ITS SUCCESSORS AND ASSIGNS HEREBY RELEASE SELLER OF AND FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS, KNOWN OR UNKNOWN, INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION TO TAKE THE PROPERTY BACK OR REDUCE THE PRICE, OR ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT PURCHASER OR ITS SUCCESSORS AND ASSIGNS MAY HAVE AGAINST SELLER OR THAT MAY ARISE IN THE FUTURE, BASED IN WHOLE OR IN PART, UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN OR UNDER THE SURFACE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS THAT MAY ARISE UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, AS AMENDED 42 U.S.C. § 9601 ET SEQ., THE RESOURCE

CONSERVATION AND RECOVERY ACT, AS AMENDED, 42 U.S.C. § 6901 ET SEQ., AND THE OIL POLLUTION ACT, 33 U.S.C. § 2701 ET SEQ. PURCHASER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS DISCLAIMER AND RELEASE HAVE BEEN FULLY EXPLAINED TO PURCHASER AND THAT PURCHASER FULLY UNDERSTANDS AND ACCEPTS SAME. THE PROVISIONS OF THIS DISCLAIMER AND RELEASE SURVIVE CLOSING.

(b) Except as otherwise specifically stated in this Agreement or in any Closing Document, Purchaser agrees that Seller will not be responsible or liable to Purchaser for any construction defects, errors, omissions, or on account of any other conditions affecting the Property, as Purchaser is purchasing the Property AS IS, WHERE IS, and WITH ALL FAULTS. Purchaser or anyone claiming by, through or under Purchaser, hereby fully releases Seller, its employees, officers, directors, representatives, investment advisor, attorneys, and agents from any claim, cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, omissions, or other conditions affecting the Property. Purchaser further acknowledges and agrees that this release will be given full force and effect according to each of its expressed terms and provisions, including, without limitation, those relating to unknown and suspected claims, damages, and causes of action. This covenant releasing Seller shall be a covenant running with the Property and shall be binding upon Purchaser, its successors and assigns. Subject to consummation of this Agreement, Seller hereby assigns to Purchaser, without recourse or representation of any nature, effective upon Closing, any and all claims that Seller may have against any third party for any errors, omissions, or defects in the Property. As a material covenant and condition of this Agreement, Purchaser agrees that if there are any construction defects, errors, omissions, or on account of any other conditions affecting the Property, Purchaser shall look solely to Seller’s predecessors in title or to the contractors and consultants that may have contracted for work in connection with the Property for any redress or relief. Purchaser releases Seller of all rights, express or implied, that Purchaser may have against Seller arising out of or resulting from any errors, omissions, or defects in the Property. Purchaser further understands that some of Seller’s predecessors in title may have filed petitions under the bankruptcy code and Purchaser may have no remedy against those predecessors, contractors, or consultants. This waiver and release of claims shall survive the Closing.

11.    DEFAULT.

(a) Seller’s Remedies. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, then Seller, as its SOLE and EXCLUSIVE remedy (except as provided in Sections 5(b) and 9), may terminate this Agreement and receive the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine, and the Earnest Money is a fair estimate of those damages and has been agreed to in an effort to cause the amount of damages to be certain. Notwithstanding anything in this Section 11(a) to the contrary, in the event of Purchaser’s default or termination of this Agreement, Seller shall have all remedies available at law or in equity if Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. If Closing is consummated, then Seller shall have all remedies available at law or in equity if Purchaser fails to perform any post-closing obligation of Purchaser under this Agreement. In no event or circumstance shall Seller be entitled to any consequential or punitive damages.

(b) Purchaser’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if before Closing any one or more of Seller’s representations or warranties are breached in any material respect, and this failure or breach is not cured within three (3) Business Days after written notice from Purchaser to Seller, then Purchaser may, as its SOLE and EXCLUSIVE remedy, either: (i) terminate this Agreement by giving Seller timely written notice of its election before or at Closing and recover the Earnest Money and Seller shall reimburse Purchaser for its third party, out-of-pocket costs and expenses actually incurred in connection with this Agreement and the transaction contemplated hereby (so long as Purchaser provides reasonable evidence of such cost to Seller), including, without limitation, (A) costs of inspection, (B) Purchaser’s reasonable attorney’s fees, and (C) all third party reports (including, without limitation, zoning reports, title reports, environmental reports, and property assessment reports), items (A), (B), and (C) not to exceed the aggregate amount of Fifty Thousand Dollars ($50,000.00) plus the New Survey Fees (collectively, “Pursuit Costs”); (ii) enforce specific performance; or (iii) waive Seller’s failure or breach and proceed to Closing. If Purchaser enforces specific performance of this Agreement by Seller, Purchaser agrees that Purchaser shall be required to pay the entire Sales Price in Immediately Available Funds, and that Purchaser shall accept whatever title Seller has to the Property, if any, subject to all liens, encumbrances and other matters affecting title to the Property (all of which shall be deemed Permitted Exceptions) except for (A) Unpermitted Encumbrances; (B) any liens granted by Seller under a deed of trust or other security instrument securing indebtedness of Seller; (C) unpaid taxes and special assessments for any years before the year of Closing during which Seller has had title to the Property; (D) Monetary Liens; and (E) liens, encumbrances, and other matters that Seller is requested by Purchaser to cure or remove or bond against and that Seller expressly and unconditionally agrees in writing, in response to that request, to cure or remove or bond against (the matters described in items (A), (B), (C), (D) and (E) are referred to herein as “Non-Permitted Liens”), with no reduction in the Sales Price, and in no event shall Seller be obligated to cure or remove or bond against any title defects, liens, encumbrances, or other matters affecting title, other than Non-Permitted Liens. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before fifteen (15) Business Days following the scheduled Closing Date or, having given that notice, fails to file a lawsuit asserting the claim or cause of action in York County, South Carolina, within ninety (90) days following the scheduled Closing Date. Unless Purchaser in good faith either (1) disputes an allegation of Purchaser’s default and promptly files suit for declaratory judgment or (2) alleges a Seller default that continues after the notice and cure period set forth above and timely files suit for specific performance and the action is pending, Purchaser may not place a lis pendens against all or any portion of the Property, and Purchaser hereby waives and releases any right it may have under applicable law to file any lis pendens. In no event or circumstance shall Purchaser be entitled to any consequential or punitive damages. Purchaser’s remedies shall be limited to those described in this Section 11(b). The provisions of this Section 11(b) shall survive the Closing or any termination of this Agreement.

12.    ATTORNEYS’ FEES. Any party to this Agreement who is the prevailing party in any legal proceeding against the other party brought under or with respect to this Agreement or transaction will be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing party.

13.    REPRESENTATIONS AND WARRANTIES OF SELLER.

(a) Representations and Warranties. Seller hereby represents and warrants to Purchaser, which representations and warranties shall be deemed made by Seller to Purchaser as of the Effective Date (and, except with respect to any disclosures provided to Purchaser prior to the Closing Date, also as of the Closing Date):

(i) Parties in Possession. There are no parties in possession of any portion of the Property except Seller and tenants under Leases or Permitted Exceptions.

(ii) Authority. Seller has, or on the Closing Date will have, the power and authority to sell and convey the Property as provided in this Agreement and to carry out Seller’s obligations hereunder, and that all requisite corporate or partnership action necessary to authorize Seller to enter into this Agreement and to carry out Seller’s obligations hereunder has been, or on the Closing Date will have been, taken.

(iii) No Notice of Violations. Seller has received no written notice (that remains uncured) from any government agency having jurisdiction over the Land or Improvements that considers either the construction of the Improvements or the operation or use of the Property to be in violation of any law, ordinance, regulation, or order in any material respect.

(iv) No Litigation; Eminent Domain. There are no actions, suits or proceedings pending for which Seller has received service of process, before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting Seller or the Property. Seller has not received any written notice of a pending or threatened eminent domain or similar proceeding that would affect the Land or Improvements.

(v) The Lease. To the best of Seller’s knowledge, the lease set forth on Schedule 1(c) (collectively, with each amendment set forth on Schedule 1(c), the “Lease”) is in full force and effect. To the best of Seller’s knowledge, except for the Lease, there are no leases, licenses, occupancy agreements or other similar agreements affecting the property or granting any other person or entity the right to occupy or use the Property. In the past twelve (12) months, Seller has neither issued, nor received from, the tenant under the Lease a written notice of an Event of Default (as defined in the Lease). As of the Effective Date, to the best of Seller’s knowledge, no monetary default or material non-monetary exists under the Lease.

(vi) Contracts. Except as specifically set forth on Schedule 1(c) and Schedule 7(d) hereto, there are no contracts, leases or licenses affecting, or related to the Property entered into by Seller.

(vii) Landlord Work. To the best of Seller’s knowledge, all work required of the landlord under the Lease has been completed (including, without limitation that work set forth in the Third Amendment to Lease and the Fourth Amendment to Lease) and paid for (or will be paid for in the normal course of business prior to Closing) by Seller.

(viii) Outstanding Allowances.

(A) As of the Effective Date, with respect to the “Reimbursement Allowance” (as defined in Exhibit A to the 4th Amendment to the Lease), Seller, as landlord, has paid to the tenant under the Lease the amount of $0.00.

(B) As of the Effective Date, with respect to the “HVAC Allowance” (as defined in Exhibit A to the 4th Amendment to the Lease), Seller, as landlord, has paid to the tenant under the Lease the amount of $0.00.

This Section 13(a)(xi) will be updated as necessary at Closing.

(ix) Personal Property. All fixtures, machinery, equipment and other articles of Personal Property attached or appurtenant to, or used in connection with, the Property (other than trade fixtures belonging to lessees) are owned by Seller, free of any liens or encumbrances except for the Permitted Exceptions, and are included in this sale.

(x) Options to Purchase. Other than the Right of First Refusal pursuant to the Fourth Amendment to Lease, Seller has not granted to any person or entity any option or other right to purchase to the Property.

(xi) ERISA. Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

(xii) Not a Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

(xiii) No Terrorism. Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any of those persons or entities.

(b) Seller’s Knowledge. Whenever the phrases “to Seller’s actual knowledge” or “to the best of Seller’s knowledge” or any similar phrase is used herein, those phrases mean the present, actual knowledge (as opposed to the imputed knowledge), without inquiry or investigation, of the fact or condition, of Heiner Franssen (collectively if one or more “Seller’s Representative”). The representations and warranties contained in Section 13(a) are the representations and warranties of Seller and in no event or circumstances will be construed as either the individual representations and warranties of Seller’s Representative or to create any individual liability for Seller’s Representative.

(c) Condition Precedent. If the representations and warranties of Seller, which to Seller’s actual knowledge were true and correct when made, are not true and correct in all material respects on the Closing Date, and that change is not directly attributable to a default by Seller under the terms of this Agreement, then Purchaser may, as its sole and exclusive options, either (a) waive this condition and close this transaction in accordance with the terms and provisions of this Agreement, or (b) terminate this Agreement by notice in writing to Seller and receive back the Earnest Money, whereupon neither party shall have any further rights or obligations under this Agreement, other than as set forth in this Agreement regarding rights or obligations that survive termination.

(d) Survival Period. Subject to the provisions of Section 13(e), and notwithstanding anything else to the contrary contained in this Agreement, in any exhibits attached hereto, or in any Closing Documents, the covenants, undertakings, indemnities, and agreements contained in this Agreement and/or in the Closing Documents that expressly survive the Closing and all of Seller’s representations and warranties (collectively, “Seller’s Undertakings”) shall survive the Closing for a period of two hundred seventy (270) days immediately following the Closing Date (the “Survival Period”). Purchaser acknowledges that it is a sophisticated purchaser who is familiar with the ownership and operation of real estate projects similar to the Property, and Purchaser and Seller have negotiated and agreed upon the length of the Survival Period as an adequate period of time for Purchaser to discover any and all facts that could give rise to a claim or cause of action for a breach of a representation. Purchaser may bring an action against Seller on the breach of any Seller’s Undertakings, but only if: (i) Purchaser first learns of the breach after Closing and files the action within the Survival Period and (ii) the damage to Purchaser on account of the breach (individually or when combined with damages from other breaches) equals or exceeds FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). Furthermore, Purchaser agrees that Seller’s liability, however and whenever arising, whether based on or through, directly or indirectly, in whole or in part, any breach of Seller’s Undertakings, at law or in equity, or any other claim or basis arising under the Purchase Documents or with respect to the Property, at law or in equity, shall not exceed, in the aggregate, EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00). Purchaser agrees that, with respect to any alleged breach of Seller’s Undertakings discovered after the Survival Period, the maximum liability of Seller for all alleged breaches is limited to ONE HUNDRED AND NO/100 DOLLARS ($100.00). The provisions of this Section 13(d) shall survive the Closing.

(e) Untrue Representation or Warranty. If any representation or warranty above is actually known by Purchaser before Closing to be untrue (“Untrue Representation or Warranty”) and Purchaser elects to Close notwithstanding such Untrue Representation or Warranty, then such Untrue Representation or Warranty shall not survive the Closing.

14.    COVENANTS OF SELLER.

(a) General. From the Effective Date until Closing, Seller will:

(i) Operations. Maintain and operate the Property in substantially its current state and condition, reasonable wear and tear and damage from casualty excepted.

(ii) Insurance. Continue all insurance policies relative to the Property in full force and effect.

(iii) Removal of Property. Not remove any material item of Personal Property from the Land or Improvements unless replaced by a comparable item of Personal Property, except for any dead landscaping, which Seller shall have no obligation to replace.

(iv) Contracts. Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof).

(v) Make Records Available. Seller will use reasonable diligence to make available to Purchaser all reasonably requested records, statements and accounts directly relating to the Property and the operation thereof, to the extent (and only to the extent) that such item are available and in Seller’s actual possession.

(vi) Cooperation. Seller shall, at no cost or expense to Seller, reasonably cooperate with Purchaser in connection with Purchaser’s due diligence conducted by Purchaser pursuant to the terms of this Agreement.

(vii) No Marketing of the Property. (i) Seller shall terminate all negotiations with any other parties concerning the Property or any interest therein, (ii) Seller shall not show or otherwise offer for sale the Property or any interest therein, (iii) Seller shall not commit, agree to, or acquiesce in, any act which could, in any way, affect or impair Purchaser’s intended use and occupancy of the Property, including, but not limited to, leasing space or contracting for service or property improvements or encumbering the Property or any interest therein, and (iv) Seller will not take any action which would encumber or affect the marketability of title to the Property or any interest therein, including, without limitation, leasing space or contracting for services or property improvements (other than as provided in the immediately preceding clause (iii)).

(b) Leasing. From the expiration of the Inspection Period until Closing (the “Consent Period”), Seller will not enter into any new leases or modify the existing Lease, without in each case receiving Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Before the Consent Period, Seller may enter new leases or modify the existing Lease without Purchaser’s consent, and Seller agrees to provide Purchaser with copies of the new leases or modifications within one (1) Business Day after delivery to the tenant. During the Consent Period, Seller will notify Purchaser of any new lease proposals or modifications, with copies thereof and a statement fully disclosing the obligations and costs associated therewith, and any other information reasonably requested by Purchaser. If Purchaser reasonably disapproves of any proposed lease or modification during the Consent Period, Seller will not enter into the proposed lease or modification. Notwithstanding the foregoing, if Purchaser fails to provide Seller with written notice detailing Purchaser’s specific objections to any proposed lease or modification within five (5) Business Days after Seller’s notification to Purchaser, the new lease or modification will be deemed approved by Purchaser. Purchaser’s consent is not required for any expansion or renewal of a Lease that Seller, as landlord, is required to honor under the terms of the existing Lease.

15.    USE OF PROPERTY. Seller has not claimed the benefit of laws permitting a special use valuation for the purposes of payment of ad valorem taxes on the Property. If a previous owner claimed that benefit and, after the purchase is closed, Purchaser changes the use of the Property from its present use and the change results in the assessment of additional taxes, the additional taxes will be the obligation of Purchaser, notwithstanding that some or all of the additional taxes may relate back to the period before Closing.

16.    CONDEMNATION. If, before the Closing Date, condemnation proceedings are commenced against any material portion of the Property (as determined by a third party architect selected by Seller), then Purchaser may either: (a) terminate this Agreement and the Earnest Money shall be refunded to Purchaser; or (b) proceed with the Closing and Seller shall assign to Purchaser any condemnation award and the Sales Price shall not be reduced. A “material portion of the Property” means either (i) at least ten percent (10%) of the square footage of the structural Improvements, (ii) an amount of the Property that will allow the tenant under the Lease to terminate the Lease (unless waived by the tenant under the Lease). If, before the Closing Date, condemnation proceedings are commenced against less than a material portion of the Property, then this Agreement will not terminate, but at Closing Seller will assign to Purchaser any condemnation award and the Sales Price will not be reduced.

17.    DAMAGE TO PROPERTY. Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Land, the Improvements, or the Personal Property between the Effective Date and the Closing.

(a) If, before Closing, the Property is damaged (i) by an insured fire or other casualty that would cost $750,000.00 or more to repair, or (ii) by an uninsured casualty that Seller is unwilling or unable to repair on or before the Closing, or (ii) to an extent that will allow the tenant under the Lease to terminate the Lease (unless waived by the tenant under the Lease) (collectively, a “Major Casualty”), then either Purchaser or Seller may, at its option, elect to terminate this Agreement by written notice to the other party within twenty (20) days after the date of Seller’s notice to Purchaser of the casualty or at the Closing, whichever is earlier, in which case the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights or obligations hereunder, other than as set forth herein with respect to rights and obligations that survive termination. If neither Purchaser nor Seller timely makes its election to terminate this Agreement pursuant to this Section 17(a) and the casualty is insured, then the Closing shall take place as provided herein, the Sales Price shall be reduced by an amount equal to Seller’s deductible under its insurance policies, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in and to any casualty insurance proceeds that may be payable to Seller on account of the occurrence, including, to the extent assignable, the proceeds of any business interruption or loss of rental insurance.

(b) If, before Closing, the Property is damaged by a fire or other casualty that is not a Major Casualty or if an uninsured casualty and Seller repairs the damage before Closing, then Purchaser may not terminate this Agreement, and if the casualty is insured, the Sales Price shall be reduced by an amount equal to Seller’s deductible under its insurance policies, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in and to any casualty insurance proceeds that may be payable to Seller on account of the occurrence, including, to the extent assignable, the proceeds of any business interruption or loss of rental insurance.

(c) Seller and Purchaser both agree to use the Seller’s insurance adjuster’s assessment to determine the amount of damages.

(d) The provisions of this Section 17 shall control, and be effective, notwithstanding the effect of any applicable South Carolina law.

18.    REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller, which representations and warranties shall be deemed made by Purchaser to Seller as of the Effective Date and also as of the Closing Date:

(a) Authority. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and that all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out Purchaser’s obligations hereunder has been taken.

(b) No Terrorism. Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 25, 2001), and to Purchaser’s knowledge does not engage in any dealings or transactions, and is not otherwise associated, with any of those persons or entities.

Notwithstanding anything herein to the contrary, any breach by Purchaser of any of the foregoing representations or warranties shall constitute a default by Purchaser hereunder, and Seller may thereupon, at its option, terminate this Agreement by giving written notice thereof, in which event the Earnest Money shall be paid to Seller as liquidated damages, and neither Purchaser nor Seller shall have any further rights or liabilities under this Agreement, except as otherwise provided herein.

19. ASSIGNMENT. Purchaser may not assign this Agreement without Seller’s prior written consent, which consent shall be given or denied in Seller’s sole and absolute discretion; provided, however, that Purchaser may make a one-time assignment of this Agreement without first obtaining Seller’s consent to a title holding entity that is either (i) an affiliate of Purchaser, (ii) controlled or at least fifty percent (50%) owned by Purchaser or an affiliate thereof, or (ii) one or more Delaware Statutory Trust of which an affiliate of any of the foregoing entities is the trustee, as long as Purchaser delivers to Seller a notice containing the name and any other reasonably relevant information about the proposed assignee not less than ten (10) days prior to the Closing Date.

20. MISCELLANEOUS.

(a) Notice. All notices, demands, requests, and other communications required or permitted under this Agreement must be in writing and must be (i) personally delivered, (ii) deposited with a nationally recognized overnight courier for next Business Day delivery, charges prepaid, addressed to the addressee as set forth below, or (iii) sent by email to the addressee’s email address as set forth below (with additional copy sent by overnight courier). These communications will be deemed to be delivered when actually received by email or personal delivery or, if earlier and regardless whether actually received or not, upon deposit with the overnight courier as set forth above. Each party’s address is as follows:

If to Seller:	c/o Phoenix Property Company 5950 Sherry Lane, Suite 320 Dallas, Texas 75225 Attn: Greg Jones Email:gjones@ppc-usa.com

with a copy to:	Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attn: Bradley R. Holdbrook Email: brad.holdbrook@haynesboone.com

If to Purchaser:	c/o Cantor Fitzgerald 499 Park Avenue, 4th Floor New York, NY 10022 Attn: Kenneth R. Carpenter, Jr. Email: kcarpenter@cantor.com

with a copy to:	Cozen O’Connor 277 Park Avenue New York, New York 10172 Attn: Abby Wenzel Email:awenzel@cozen.com

(b) Governing Law. This Agreement will be construed under and in accordance with the laws of the State of South Carolina, and all obligations of the parties created hereunder are performable in York County, South Carolina.

(c) Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

(e) No Personal Liability. Notwithstanding anything stated to the contrary herein, Seller’s liability under this Agreement shall be limited to Seller’s interest in the Property and the rents, incomes, profits and proceeds thereof and neither Seller’s constituent partners and/or members, Seller’s asset manager, nor Seller’s directors, employees or agents shall have any personal liability hereunder

(f) No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.

(g) Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained herein. Furthermore, in lieu of any invalid, illegal, or unenforceable provision, there shall be automatically added to this Agreement a provision as similar to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(h) Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

(i) Time for Performance. Time is of the essence with this Agreement, including with respect to each and every term, condition, obligation and provision of this Agreement.

(j) References. All references to “Sections” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, subsections, and paragraphs of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. All references to “Exhibits” and “Schedules” are, unless specifically indicated otherwise, references to exhibits, schedules, and attachments to this Agreement, which are incorporated into this Agreement by each reference. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The use in this Agreement of the term “including” and related terms such as “include” shall in all cases mean “without limitation.”

(k) Broker Notice. Purchaser is hereby advised by Broker that (i) Purchaser should be furnished with or obtain a policy of title insurance or have the abstract covering the Property examined by any attorney of its own selection, and (ii) unless otherwise agreed to in writing by the parties hereto, Broker is being paid by Seller and is representing Seller in this transaction.

(l) Counterparts. The parties may execute this Agreement in one or more identical counterparts, all of which when taken together will constitute one and the same instrument. A facsimile or electronic mail transmission shall be binding on the party or parties whose signatures appear thereon. If so executed, each counterpart is to be deemed an original for all purposes, and all counterparts shall, collectively, constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

(m) Rule of Construction. The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

(n) “Business Day” means a date that is not a Saturday, Sunday or holiday observed by federally chartered banks in the State of South Carolina. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if the date falls upon a date that is not a Business Day, the date for the determination or action shall be extended to the first Business Day immediately thereafter.

(o) Backup Contracts. Purchaser acknowledges that Seller may enter into one or more backup contracts for the sale of the Property to one or more purchasers other than Purchaser.

(p) Effectiveness. This Agreement is not effective unless an original of this Agreement is (or original counterparts of this Agreement are) executed by Seller and Purchaser.

(q) Confidentiality; Press Releases. Seller and Purchaser shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before the Closing, without the prior written specific consent of the other party; provided, however, that either party may make disclosure of this Agreement as may be required (i) as may be required by law or court order after advance written notice to the other party and the opportunity to intervene prior to disclosure and/or (ii) to its consultants, attorneys, advisors and potential lenders to the extent (y) such disclosure is reasonably necessary to such party(ies), and (z) such parties are made aware of the existence of, and directed by Seller or Purchaser, as applicable, to comply with, the confidentiality terms applicable to Seller or Purchaser, respectively, herein. Seller and Purchaser each stipulate that the breach of the requirements of this section will cause irreparable harm to the other for which damages may not constitute an adequate remedy. Accordingly, Seller and Purchaser each agree that the sole remedy for the non-breaching party in connection with any breach of the requirements of this section is that any such breach may be enjoined by an appropriate court order or judgment. Following the Closing, Purchaser shall not be bound by any confidentiality restrictions or limitations set forth herein or otherwise in connection with the transactions contemplated hereby; provided, however, any such public announcement or press release made by Purchaser related to the transaction contemplated by this Agreement shall not identify any of the entities or individuals that control Seller or are related to Seller. The requirements of this section shall survive Closing.

EXHIBITS AND SCHEDULES.

Exhibit A	—	Land Description
Exhibit B	—	Limited Warranty Deed
Exhibit C	—	Bill of Sale
Exhibit D	—	Assignment and Assumption of Contracts and Leases
Exhibit E	—	Non-Foreign Affidavit
Exhibit F	—	Vendor Notice
Exhibit G	—	Tenant Notice
Exhibit H	—	Title Affidavit
Exhibit I	—	Tenant Estoppel Certificate

Schedule 1	—	Excluded Property
Schedule 1(c)	—	Lease
Schedule 7(d)	—	Property Contracts

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURES FOLLOW.

EXECUTED to be effective as of the Effective Date.

PURCHASER:

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

Purchase and Sale Agreement (Intellicenter Charlotte)

Signature Page 1 of 4

SELLER:

LIC CHARLOTTE OFFICE BUILDING, INC.,
a Delaware corporation

By:	/s/ Heiner Franssen
Heiner Franssen, President

By:	/s/ Günter P. Schleip
Günter P. Schleip, Vice President

Purchase and Sale Agreement (Intellicenter Charlotte)

Signature Page 2 of 4

BROKER:

The Broker executes this Agreement for the sole purpose of acknowledging and consenting to Section 9. The Broker shall not be a necessary party to any Amendment of this Agreement, nor is the Broker a third party beneficiary of this Agreement.

CUSHMAN & WAKEFIELD U.S., INC.

By:	/s/ Brett Gray
Name:	Brett Gray
Title:	Managing Principal

Purchase and Sale Agreement (Intellicenter Charlotte)

Signature Page 3 of 4

TITLE COMPANY:

Receipt of $____________________ Earnest Money is acknowledged in the form of __________. Title Company agrees to hold the Earnest Money in accordance with the terms of this Agreement. Title Company hereby approves the form of Title Affidavit attached hereto as
Exhibit H.

FIRST NATIONWIDE TITLE

By:	/s/ Brian Weiss
Name:	Brian Weiss
Title:	National Underwriting Counsel

Date:	12/19/17

Purchase and Sale Agreement (Intellicenter Charlotte)

Signature Page 4 of 4